EXHIBIT 99.2
Pro-Forma Results for the Year Ended December 31, 2004

The following financial information reflects the pro-forma consolidated statement of operations of Trico Marine Services, Inc. (the “Company”) for the year ended December 31, 2004 prepared as if the financial reorganization occurred as of January 1, 2004. The pro-forma financial information reflects the consummation of our plan of reorganization, including the conversion of the Senior Notes into new common stock and the adoption of new accounting policies, which are discussed in more detail in Note 4 to the financial statements in Item 1 reported on Form 10-Q for the quarterly period ended March 31, 2005. This pro-forma consolidated statement of operations should be read in conjunction with the consolidated financial statements, related notes and other financial information included in the Company’s Form 10-Q for the quarterly period ended March 31, 2005.

The pro-forma consolidated statement of operations adjustments are based on available information and assumptions believed to be reasonable by management. The pro-forma financial information does not purport to present the results of operations of the Company had the reorganization occurred on the date specified (in thousands).

	Actual results				Pro-forma results
	for the Year				for the Year
	ended	Pro-forma			ended
	December 31, 2004	Adjustments			December 31, 2004
		(Unaudited)			(Unaudited)
Revenues:
Charter hire	$112,315	$-			$112,315
Amortization of non-cash deferred revenues	-	10,356	(a	)	10,356
Other vessel income	195	-			195
Total revenues	112,510	10,356			122,866

Operating expenses:
Direct vessel operating expenses and other	80,712	11,360	(b	)	92,072
General and administrative	16,815	166	(c	)	16,981
Amortization of marine inspection costs	11,432	(11,432)	(b	)	-
Depreciation and amortization expense	32,931	(7,631)	(d	)	25,300
Impairment of long-lived assets	8,584				8,584
Loss on assets held for sale	10,725				10,725
(Gain) loss on sales of assets	30	-			30
Total operating expenses	161,229	(7,537)			153,692

Operating income (loss)	(48,719)	17,893			(30,826)

Reorganization costs	(8,617)	-			(8,617)
Gain on debt discharge	-	-			-
Fresh-start adjustments	-	-			-
Interest expense	(33,405)	22,344	(e	)	(11,061)
Amortization of deferred financing costs	(7,813)	-			(7,813)
Loss on early retirement of debt	(618)	-			(618)
Other income (loss), net	152	-			152
Loss before income taxes	(99,020)	40,237			(58,783)

Income tax expense (benefit)	(3,068)	-			(3,068)

Net loss	$(95,952)	$40,237			$(55,715)

Basic loss per common share:
Net loss	$(2.60)	*			$(5.54)
Average common shares outstanding	36,876,152	(26,811,705)	(f	)	10,064,447

Diluted loss per common share:
Net loss	$(2.60)	*			$(5.54)
Average common shares outstanding	36,876,152	(26,811,705)			10,064,447

(a) Reflects the increase to revenues related to the amortization of deferred revenues on unfavorable contracts.
(b) Reflects the increase to operating expenses and reduction in amortization of marine inspection costs due to the change in accounting method for marine inspection costs on March 15, 2005 (the “Exit Date”).
(c) Reflects the increase to general and administrative costs to recognize the equity-based compensation expense due to the adoption of SFAS No. 123R on the Exit Date. In accordance with SOP 90-7, we were required to adopt SFAS No. 123R on March 15, 2005 since the pronouncement is scheduled to be effective within the twelve months following the Exit Date.
(d) Reflects a decrease in depreciation expense related to the pro-forma application of negative goodwill to the Company’s long-lived assets and the estimation of new remaining useful lives on the Exit Date.
(e) Reduces interest expense by the amount of Senior Notes interest. We ceased accruing interest on the Senior Notes on December 21, 2004, the Commencement Date of our bankruptcy. Interest expense was accrued prior to December 21, 2004. During the reorganization, the entire Senior Notes balance, including accrued principal, was converted to common stock.
(f) Reduces the average common shares outstanding due to the conversion of old common stock into warrants and the issuance of new common stock. The pro-forma average common shares outstanding is based on the average common shares outstanding during the period from March 15, 2005 to March 31, 2005, as reported on the Form 10-Q for the quarterly period ending March 31, 2005. Options to purchase 443,900 shares of common stock at an exercise price of $11.00 per share, 30,000 shares of unvested restricted stock and 998,858 warrants to purchase shares of common stock have been excluded from the computation of diluted earnings per share because inclusion of these shares would have been antidilutive. The EPS affect of the pro-forma adjustments is not calculated due to the change in average common shares outstanding.